SOLAR POWER INTEGRATORS
GENERAL PARTNERSHIP AGREEMENT

By and Between

J.R. CONKEY & ASSOCIATES, INC.
and
SOLAR POWER INTEGRATORS, COMMERCIAL, INC.

TABLE OF CONTENTS

ARTICLE I		1
NATURE OF PARTNERSHIP		1
1.1	Formation of General Partnership.	1
1.2	Name of Partnership.	1
1.3	Purpose of Partnership.	1
1.4	Principal Place of Business.	1
1.5	Term.	1
1.6	Statement of Partnership and Fictitious Business Name Statement.	2
1.7	Definitions.	2
ARTICLE II		4
ADMISSION OF PARTNERS; MANAGING PARTNER		4
2.1	Members of Partnerships.	4
2.2	Admission of a Substituted Partner.	4
2.3	Assignee Partner.	5
2.4	Managing Partner.	5
ARTICLE III		5
FINANCIAL		5
3.1	Initial Capital Contributions.	5
3.2	Loans to Partnership.	6
3.3	Additional Capital Contributions.	6
3.4	Interest on Capital and Income Accounts.	9
3.5	Allocation of Profits and Losses.	9
3.6	Computation of Profits and Losses.	10
3.7	Required Current Distributions of Net Cash.	10
3.8	Discretionary Distribution of Net Cash.	10
3.9	Repayment of Loans and Liquidated Damage.	10
3.10	Loans by Partners; Default Capital Contribution.	10
3.11	Other Distributions and Compensation to Partners and/or Affiliates.	11
3.12	Maintenance of Books of Account.	11
3.13	Location of Books of Account.	11
3.14	Inspection of Books of Account.	11
3.15	Method of Accounting.	11

1

3.16	Fiscal Year.	11
3.17	Capital Accounts.	11
3.18	Financial Statements and Interim Reports.	12
3.19	Banking.	12
ARTICLE IV		12
RIGHTS, POWERS, DUTIES, AND RESTRICTIONS OF PARTNERS		12
4.1	Managing Partner.	12
4.2	Specific Duties.	14
4.3	General Partners - Devotion of Time to Partnership.	14
4.4	Voting Rights of General Partners.	14
4.5	General Partners Engaging in Other Business.	14
ARTICLE V		15
RESTRICTIONS ON TRANSFERS OF PARTNERSHIP INTERESTS;		15
REMOVAL OF PARTNERS		15
5.1	Prohibition Against Transfer.	15
5.2	Right of First Refusal	15
5.3	Death of a Partner.	16
5.4	Removal of General Partner.	16
5.5	Valuation of Interest	17
5.6	Payment of Purchase Price	17
5.7	Partnership Assumption of Liabilities	18
5.8	Covenant Against Dissolution.	18
ARTICLE VI		18
DISSOLUTION OF THE PARTNERSHIP		18
6.1	Dissolution and Winding Up.	18
6.2	Dissolution Upon Consent.	18
6.3	Dissolution Pursuant to California Corporations Code
	Section 15031(3) and 15031(5).	18
6.4	Dissolution Upon Sale or Disposition.	19
6.5	Dissolution Upon Judicial Decree.	19
6.6	Responsibility for Winding Up.	19
6.7	Liquidation and Distribution.	19
6.8	Negative Capital Accounts.	19
6.9	Filing Certificate of Dissolution.	19

2

ARTICLE VII		19
PARTNERSHIP MEETINGS		19
7.1	Call and Place of Meetings.	19
7.2	Notice of Meeting.	20
7.3	Quorum.	20
7.4	Adjournment of Meetings.	20
7.5	Meetings Not Duly Called, Noticed, or Held.	20
7.6	Waiver of Notice.	21
7.7	Consent to Action Without Meeting.	21
7.8	Proxies.	21
ARTICLE VIII		22
MISCELLANEOUS CLAUSES AND REPRESENTATIONS		22
8.1	Arbitration; Valuation of Interest.	22
8.2	DISPUTE RESOLUTION.	24
8.3	Amendments.	25
8.4	Indemnification	25
8.5	Notices.	26
8.6	Governing Law.	26
8.7	Binding on Heirs and Successors.	26
8.8	Counterparts.	26
8.9	Attorneys' Fees.	26
8.10	Coordination with Uniform Partnership Act.	27
8.11	Section 754 Election.	27

3

GENERAL PARTNERSHIP AGREEMENT

THIS AGREEMENT is made and entered into by and between J.R. CONKEY & ASSOCIATES, INC., a California corporation (“JRC”), with address at 735 Sunrise Avenue, Suite 200, Roseville, California 95661, and SOLAR POWER INTEGRATORS, COMMERCIAL, INC., a California corporation (“SPIC”), with address at 4080 Cavitt Stallman Road, Suite 100, Granite Bay, California 95746, each of whom has executed the original or a counterpart of this Agreement.
In consideration of the mutual covenants and conditions contained herein, it is hereby agreed by and between the parties as follows:

ARTICLE I
NATURE OF PARTNERSHIP
1.1    Formation of General Partnership. JRC and SPIC hereby form a General Partnership (hereinafter referred to as "the Partnership") pursuant to the provisions of Chapter 1, Title 2 of the Corporations Code of the State of California, known as the "Uniform Partnership Act" of California.
1.2    Name of Partnership. The Partnership name shall be SOLAR POWER INTEGRATORS, a California General Partnership.
1.3    Purpose of Partnership. The purpose of the Partnership shall be the sales, design and installation of solar systems. The Partnership may engage in any other lawful business as from time to time may be deemed advisable or proper by a majority vote of the General Partners.
1.4    Principal Place of Business. The principal place of business of the Partnership shall be 735 Sunrise Avenue, Suite 200, Roseville, California 95661, or at such other place or places within California as may be determined from time to time by a majority vote of the General Partners.
1.5    Term. The Partnership shall commence on execution of this Partnership Agreement and shall continue for a period of thirty (30) years unless sooner dissolved, as hereinafter provided.

1.6    Statement of Partnership and Fictitious Business Name Statement. The Managing Partner shall (concurrently with the execution of this Agreement) sign and acknowledge a Statement of Partnership pursuant to the provisions of Section 15010.5 of the Corporations Code of the State of California. Such Statement shall be filed for record in the Office of the Recorder for the county in which the principal place of business of the Partnership is situated, and in the Office of the Recorder of each county in which the Partnership shall have a place of business or in which real property it owns shall be situated.
In addition, the General Partners shall file and publish a Statement of Fictitious Business Name as required by Sections 17900 through 17930 of the California Business and Professions Code and any other notices, certificates, statements or other instruments required by any provision of any law of the United States or any state or other jurisdiction which may govern the formation of a Partnership or the conduct of its business from time to time.
1.7    Definitions. As used herein, the following terms shall have the respective meanings indicated:
A.   "Additional Capital" shall mean the amount of cash which may be required to be contributed from time to time by the General Partners for the purposes of paying the expenses of the Partnership including (without limitation) debt service, property taxes, insurance, development and improvement costs, contributions, litigation expenses, engineering fees, accounting fees, attorneys' fees, architectural fees, fees for building permits, impact fees, and other ordinary and usual expenses incurred in connection with the development of property of a similar type and character to the Property.
B.   "Affiliate" shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. the term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.
C.   "Agreement" shall refer to this Partnership Agreement.

D.   "Breaching Partner" shall refer to any Partner who fails to pay his share of Additional Capital within ninety (90) days after delivery of the Call Notice pursuant to Section 3.2.C or who otherwise materially breaches this Agreement.
E.   "Call Notice" shall refer to the written notice calling for Additional Capital as provided in Section 3.2.
F.   “Claims” is defined in Section 8.4.
G.   "Contractor’s License" shall refer to JRC’s contractor’s license issued by the Contractors State License Board of California as provided in Section 3.1.
H.   "Defaulting Partner" shall refer to a Partner who fails to contribute his share of Additional Capital within ten (10) days after delivery of the Call Notice but who does contribute his share of Additional Capital within ninety (90) days after the delivery of the Call Notice.
I.    "General Partners" and/or "Partners" shall collectively refer to JRC and SPIC, and to any duly admitted Substituted Partner. Reference to "General Partner" or "Partner" shall be to any one of the General Partners.
J.    “Indemnitee Party” is defined in Section 8.4.
K.   “Indemnitee Parties” is defined in Section 8.4.
L.   "Initial Capital" shall mean the capital required to be contributed pursuant to Section 3.1.
M.     "Managing Partner" shall refer to JRC.
N.   "Net Cash" shall mean the actual cash and marketable securities held by the Partnership at the end of each accounting period less reasonable reserves in amounts determined by the Managing Partner.
O.   "New Partner" shall refer to a Partner who is admitted as a Substituted Partner in order to raise the Additional Capital which was not contributed by a Breaching Partner pursuant to Section 3.2.G(2).
P.   "Non-Breaching Partner" shall refer to those Partners who are not in breach of this Agreement.
Q.   "Non-Defaulting Partner" shall refer to the Partners who have timely contributed their share of Additional Capital under Section 3.2.
R.   "Non-Selling Partners" shall refer to all of the Partners other than the Selling Partner.
S.   "Partnership" shall refer to the General Partnership created under this Partnership Agreement.

T.   "Partnership Interest" shall refer to the property rights (as more fully defined in Sections 15024, 15025 and 15026 of the California Corporations Code) of a Partner consisting of:
1.	His rights in specific Partnership property;
2.	His interest in the Partnership; and’
3.	His right to participate in management.
U.   "Percentage Interest" shall mean the percentage of profits and losses generally allocated to each Partner pursuant to Section 3.4.
V.   “Sales Notice” is defined in Section 5.2.
W.     "Selling Partner" shall mean a Partner who desires to sell all or a portion of his interest in the Partnership pursuant to Section 5.2.
X.   “Solar Contract” shall refer to any agreement entered into between a customer and the Partnership for the design, engineering, supply or installation of a solar system.
Y.   "Substituted Partner" shall refer to a transferee of any Partner who is admitted as a Partner with full voting and other rights and duties pursuant to Section 2.2.
Z.   "SuperMajority" shall refer to more than 66 2/3% of the Percentage Interest.

ARTICLE II
ADMISSION OF PARTNERS; MANAGING PARTNER
2.1    Members of Partnerships. The members of the Partnership shall consist of the Partners named in the introductory paragraph of this Agreement and all Substituted Partners.
2.2    Admission of a Substituted Partner.
A.   Subject to Article V, after the formation of the Partnership a person may be admitted as a Substituted Partner upon execution of a counterpart of this Agreement and on the recording of an amendment to the Statement of Partnership, provided that the following conditions are satisfied:
1.   The written consent of all the General Partners must be first obtained; and
2.   Filing fees and a transfer fee of Five Hundred Dollars ($500) for accounting, legal, and other professional fees must be paid by the newly admitted Partner.

B.   The Managing Partner shall specify the effective date that any transferee is admitted as a Substitute Partner. From and after the effective date the rights, duties and obligations of the transferor Partner shall terminate and the rights, duties and obligations of the Substituted Partner shall commence with respect to the Partnership Interest so transferred.
2.3    Assignee Partner. If a General Partner transfers all or a part of his Partnership Interest in accordance with Article V, and if the transferee is not admitted as a Substitute Partner, then the transferee shall be a mere assignee of the General Partner's Partnership Interest and shall have only the right to receive the current and liquidating profits to which the assigning General Partner was entitled in accordance with Section 15027 of the California Corporations Code. An Assignee shall not have any right to specific partnership property or any right to participate in management. The Assignee, by accepting the assignment shall have the obligation to contribute Additional Capital on the same terms as required by the assigning General Partner pursuant to Section 3.2 hereof and agrees to be bound by all of the terms and conditions of that section. Any General Partner who transfers his interest by assignment shall not be relieved of any obligations or duties, nor shall be deprived of any rights, under this Agreement.
2.4    Managing Partner. The Managing Partner shall be JRC.

ARTICLE III
FINANCIAL
3.1    Initial Capital Contributions.
A.   The Initial Capital of the Partnership shall be contributed by the Partners as follows:
Name	Description	Value
J.R. Conkey & Associates	Cash	$25,500
Solar Power Integrators, Commercial, Inc.	Cash	$24,500
TOTAL		$50,000

B.   JRC’s Percentage Interest shall be fifty-one percent (51%) unless adjusted as provided in Section 3.2.H or unless such Partner transfers all or part of his Partnership Interest in accordance with Article V.

C.   SPIC’s Percentage Interest shall be forty-nine percent (49%) unless adjusted as provided in Section 3.2.H or unless such Partner transfers all or part of his Partnership Interest in accordance with Article V.
D.   SPIC shall license on a non-exclusive basis the right to utilize the trademarks and trade names of “Solar Power” and any derivatives thereof, which trademarks and trade names shall remain the exclusive intellectual property of SPIC. The license shall be for the duration of the Partnership without further compensation to SPIC.
E.   James R. Conkey is a contractor licensed under the Contractors State License Board of California, License # ___________. The Partnership shall employ James R. Conkey as the responsible employee, provided the Partnership indemnifies, defends, and holds James R. Conkey harmless from any and all Claims, as set forth in Section 8.4, below.
3.2    Loans to Partnership. No Partner shall lend or advance money to or for the Partnership's benefit without the approval of the Managing Partner. If any Partner lends any money to the Partnership in addition to his, her, or its contribution to Partnership's capital, the loan shall be a debt of the Partnership to that Partner and shall bear interest at a mutually agreed rate. The liability shall not be regarded as an increase of the lending Partner's capital, and it shall not entitle him, her or it to any increased share of the Partnership's profits. Notwithstanding, the Partners hereby agree and acknowledge that SPIC shall advance money to the Partnership in an amount not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) (the “Line of Credit”). The Line of Credit shall bear interest at a rate equal to the greater of i) eight percent (8%) simple interest; or ii) the prime rate published by the Wall Street Journal on the last day of each month for the following month, per year. Such interest shall be paid in accordance with the terms of a promissory note to be executed by and between SPIC and the Partnership (the “Note”).
3.3    Additional Capital Contributions.
A.   To the extent that Partnership revenues, Initial Capital Contributions, and Line of Credit are insufficient to meet all of the obligations and capital requirements of the Partnership, the Managing Partner may reasonably determine the amount of Additional Capital required by the Partnership and may require each Partner to contribute a proportionate share of Additional Capital to the Partnership. The Managing General Partner's determination will be binding on all Partners unless overridden by majority vote of all Partners.

B.   Each Partner's proportionate share of Additional Capital shall be defined as the product of the total amount of Additional Capital required by the Partnership multiplied by that Partner's Percentage Interest in the Partnership.
C.   All Additional Capital contributions shall be made in cash by each Partner to the Partnership within ten (10) days after delivery of the Call Notice.
D.   If any Partner fails to contribute his share of Additional Capital within ten (10) days after the Call Notice, then that Partner shall be a Defaulting Partner.
E.   A Defaulting Partner shall have ninety (90) days from the date of delivery of the Call Notice in which to cure that default by contributing his share of the Additional Capital and by paying to the Non-Defaulting Partners, (in proportion to their Percentage Interests) an amount equal to one percent (1%) of the Defaulting Partner's share of Additional Capital as "Liquidated Damages" for each ten (10) day period that he is late in contributing his share of the Additional Capital commencing on the eleventh (11th) day after delivery of the Call Notice. For example, if the Defaulting Partner's share of Additional Capital is Five Hundred Thousand Dollars ($500,000) and he is thirty (30) days late, he would pay the sum of three percent (3%) of Five Hundred Thousand Dollars ($500,000) or Fifteen Thousand Dollars ($15,000) as liquidated damages equally to the Non- Defaulting Partners.
BY INITIALING HEREUNDER, EACH PARTNER SPECIFICALLY AGREES TO PAY ANY SUCH LIQUIDATED DAMAGES WHICH MAY BECOME DUE AS A RESULT OF HIS LATE PAYMENT OF ADDITIONAL CAPITAL CONTRIBUTION AND FURTHER AGREES THAT THESE DAMAGES CONSTITUTE A REASONABLE ESTIMATE OF THE AMOUNT OF ACTUAL DAMAGES WHICH MAY BE SUFFERED BY THE OTHER PARTNERS AS THE RESULT OF LATE PAYMENT:

Initials:	____________	____________
	JRC	SPIC

F.   If any Defaulting Partner fails to cure a default within ninety (90) days by contributing his share of Additional Capital and by paying the liquidated damages as above provided, then such Partner shall be in material breach of this Agreement (hereinafter "Breaching Partner").

G.   The Non-Breaching Partners by majority vote may elect any one of the following alternative remedies: (i) contribute the Breaching Partner's share of Additional Capital; (ii) admit a New Partner who contributes an amount equal to the Additional Capital required to be contributed by the Breaching Partner; (iii) loan an amount equal to the Additional Capital required to be contributed by the Breaching Partner; (iv) remove the Breaching Partner as provided in Section 5.5 and sue him for damages in a breach of contract action which the Partners agree may be initiated independently of a dissolution action; or (v) dissolve the Partnership and seek damages against the Breaching Partner for his breach of the Partnership Agreement including, without limitation, the right to damages for out of pocket costs and consequential damages such as lost profits. An election of remedies once made shall be irrevocable and shall be made after ninety (90) days and before one hundred twenty (120) days after delivery of the Call Notice. An election of remedies with respect to one breach shall not be binding on any election regarding any subsequent breach.
H.   If the Non-Breaching Partners make the election provided in Section 3.2.G(1), the Non-Breaching Partners may contribute the Breaching Partner's share of Additional Capital in proportion of their Percentage Interests, or in any other proportions that they may, by agreement, determine and the allocation of profits and losses pursuant to Section 3.4.A shall be adjusted so that income, gain, loss, deduction, and/or credit shall thereafter be allocated in proportion to the total capital contributions of each Partner. For example, if the total capital contribution of each Partner is Ten Million Dollars ($10,000,000) for a total of Forty Million Dollars ($40,000,000) and the Managing Partner calls for Additional Capital of Four Million Dollars ($4,000,000), (One Million Dollars ($1,000,000) for each Partner) and if one Partner fails to contribute One Million Dollars ($1,000,000) within ninety (90) days, then the Non-Breaching Partners may elect to contribute the additional One Million Dollars ($1,000,000) in equal shares in which case their Percentage Interests would be increased from twenty-five percent (25%) each to twenty-five and seven hundred fifty-eight thousandths percent (25.758%) and the Breaching Partner's Percentage Interest would be decreased from twenty-five percent (25%) to twenty-two and seven hundred twenty-six thousandths percent (22.726%).

10/11 x 25% ÷ 3 = Percentage Increase of Non-Breaching Partners

I.    If the Non-Breaching Partners do not elect to contribute Additional Capital of the Breaching Partner, but rather elect to admit a New Partner to the Partnership, then the New Partner shall become a Substituted Partner as provided in Section 2.1. The New Partner shall be entitled to receive a Percentage Interest and a Partnership Interest in the Partnership equal to the percentage derived by multiplying the Breaching Partner's Percentage Interest by a fraction of the numerator of which is equal to the Additional Capital required to be contributed by the Breaching Partner and the denominator of which is equal to the sum of the total capital contributed by the Breaching Partner plus the amount of Additional Capital required to be contributed by the Breaching Partner.
J.    In lieu of contributing the Additional Capital of a Breaching Partner and in lieu of admitting a New Partner, the Non-Breaching Partners may loan an amount equal to the assessment in default pursuant to Section 3.9.A below.
K.   All liquidated damages which may accrue pursuant to Section 3.2.E, above, shall be a personal obligation of the Breaching Partner to the other Partners and shall be payable on demand and shall survive any election made by the Non-Breaching Partners to cure the breach by the Breaching Partner pursuant to Section 3.2.G. The accrual of liquidated damages shall cease after ninety (90) days of default.
L.   So long as a Partner is in default or breach hereunder, he shall have no voting rights but shall receive notice of any meetings.
3.4    Interest on Capital and Income Accounts. No Partner shall receive any interest on his capital account.
3.5    Allocation of Profits and Losses.
A.   Except as provided in Section 3.4.B, all income, gain, loss, deduction, or credit shall be allocated to the Partners in proportion to their respective Percentage Interests in the Partnership.
B.   If a difference exists between the fair market value of the property contributed by any Partner to the Partnership and its adjusted basis, then gain, loss and depreciation shall be allocated among the Partners pursuant to Section 704(c)(2) of the Internal Revenue Code of 1986, and Section 17857(b) of the California Revenue and Taxation Code to take account of the variation between the basis of the Property in the Partnership and its fair market value at the time of contribution.

3.6    Computation of Profits and Losses. Profits and losses shall be determined on an accrual method of accounting with the application of generally accepted accounting principles. Profits and losses shall be computed quarterly.
3.7    Required Current Distributions of Net Cash. The Partnership shall distribute so much of the Partnership's Net Cash as may be necessary to equal the product derived by multiplying the Partnership's net profit by thirty-five percent (35%). Net Cash shall be distributed to the Partners in convenient intervals but not less frequently than annually in proportion to their Percentage Interests in the Partnership.
3.8    Discretionary Distribution of Net Cash. In the event that the Managing Partner determines that the Partnership has Net Cash which is available for distribution (including, without limitation, cash generated by the sale or refinancing of Partnership property), the Managing Partner may distribute said Net Cash in the same proportions as above provided.
3.9    Repayment of Loans and Liquidated Damage. Notwithstanding any provision of this Agreement, the Managing Partner shall repay all loans made by any Partner pursuant to the terms of this Agreement before distributing any Net Cash to the Partners. The Managing Partner is also specifically authorized to withhold from any distribution to a Defaulting Partner or Breaching Partner an amount equal to any liquidated damages under Section 3.2.E and pay such liquidated damages over to the Non-Defaulting Partners as their interests may appear. The Managing Partner is also authorized to withhold distributions from any Partner who is in default or has breached this Agreement until all assessments for Additional Capital attributable to such Partner are current.
3.10     Loans by Partners; Default Capital Contribution.
A.   If any Partner is in default in contributing his share of Additional Capital pursuant to Section 3.2, then the Non-Defaulting Partners may loan the funds to the Partnership necessary to cure the assessment in default. Any such loan shall bear an interest rate in an amount equal to five (5) points above the Federal Discount Rate and shall be payable on one hundred eighty (180) days demand.
B.   In addition, the Managing Partner (or any other Partner with the approval of the Managing Partner) may from time to time loan funds to the Partnership as may be reasonable or necessary and which shall be repaid with interest at the rate of ten percent (10%) upon thirty (30) days demand.

3.11     Other Distributions and Compensation to Partners and/or Affiliates. Apart from their share of profits and losses and distributions of cash as described above, the Partners and their affiliates shall receive no distribution or compensation from the Partnership except as follows:
A.   The Managing Partner shall, in addition to his share of the profits and losses of the Partnership, receive cash reimbursements as may, from time to time, be approved by unanimous vote of all Partners in order to defray any general office and additional expenses incurred by the Managing Partner in the administration of his duties. Any request by the Managing Partner for cash reimbursements pursuant to this section shall be supported by reasonably adequate accounting records prepared by a certified public accountant.
B.   If any Partner or Affiliate also performs services for the Partnership as an employee or as an independent contractor thereof, he shall be compensated for such services at the same rate of compensation which, according to the standard in the community, would be paid to an independent party for performing the same or similar services if approved by majority vote of the Partners.
C.   Each Partner shall be entitled to reimbursement for all verified and authorized expenses incurred by him in connection with the Partnership business. All such expenses shall be authorized by the Managing Partner or if payable to the Managing Partner, by majority vote.
3.12     Maintenance of Books of Account. At all times the Managing Partner shall maintain or cause to be maintained true and proper books of account.
3.13     Location of Books of Account. All books of account, together with this Agreement and Statement of Partnership and any amendments thereto, shall at all times be kept and maintained at the principal place of business of this Partnership.
3.14     Inspection of Books of Account. All books of account shall be open to inspection by any Partner or his duly authorized representative, on reasonable notice, at any reasonable time during business hours, for any purpose reasonably relating to his interest as a Partner, and said Partner or representative shall have the further right to make copies or excerpts therefrom.
3.15     Method of Accounting. The Partnership books shall be kept on the accrual method of accounting.
3.16     Fiscal Year. The fiscal year of the Partnership shall be the calendar year.
3.17     Capital Accounts. An individual capital account shall be maintained for each Partner in accordance with generally accepted accounting principles and in accordance with the regulations promulgated pursuant to Section 704 of the Internal Revenue Service Code of 1986.

3.18     Financial Statements and Interim Reports. The books shall be closed and balanced at the end of each fiscal year and there shall be delivered to each Partner within ninety (90) days after the expiration of each fiscal year of this Partnership, a balance sheet and a profit and loss statement, together with a statement showing the accounts of each Partner, the distributions to each Partner, and each Partner's share of profits or loss of the Partnership for such year reportable for state and federal tax purposes.
A.   Within thirty (30) days after the close of each calendar quarter, the Managing Partner shall prepare and deliver to each Partner interim income and expense statements and balance sheets.
3.19     Banking. The Managing Partner shall open and thereafter maintain a separate bank account in the name of the Partnership, in which there shall be deposited all of the funds of the Partnership. No other funds shall be deposited in the account. The funds in said account shall be used solely for the business of the Partnership, and all withdrawals therefrom are to be made on checks signed by Managing Partner.

ARTICLE IV
RIGHTS, POWERS, DUTIES, AND RESTRICTIONS OF PARTNERS
4.1    Managing Partner.
A.   The Managing Partner shall have general supervision, direction and control of the Partnership. The Managing Partner will manage and conduct the day-to-day affairs of the Partnership. The Managing Partner shall have the general powers and duties of management typically vested in the office of the president or chief executive officer of the corporation, and the treasurer. Unless otherwise provided by this Agreement, the Managing Partner shall have full, complete, and exclusive authority and discretion to make all decision affecting the business of the partnership, including but not limited to the following:
1.   Borrow money on behalf of the Partnership or offer as security for any debt the Partnership assets, if any, in the ordinary course of business;
2.   Collect all sums due to and pay all obligations due by the Partnership;
3.   Employ agents, employees, managers, accountants, attorneys consultants, an other persons as may be necessary;

4.   Pay all taxes, charges, assessments and just debts of the Partnership;
5.   Enter into contracts on behalf of the Company;
6.   Make tax elections as may be necessary or desirable in its judgment, compromise and settle obligations, litigation or claims against the Partnership;
7.   Engage in arbitration or litigation;
8.   Create reserves and withdraw funds therefrom;
9.   Execute documents on behalf of the Partnership; and
10.    Exercise any and all other powers usual and necessary to carry on all of the business affairs of the Partnership;
B.   In performing his duties, the Managing Partner shall not perform and of the following acts without a Supermajority consent of the Partners:
1.    Any act that would make it impossible to carry on the ordinary business of the Partnership;
2.   A confession of judgment against the Partnership;
3.   Unless otherwise provided by this Agreement, a dissolution of the Partnership;
4.   Change the nature of the principal business of the Partnership;
5.   File a petition in bankruptcy or enter into an arrangement among creditors;
6.   Enter into any transaction constituting a “reorganization;”
7.   Merge with another entity;
8.   Continue to the business of the Partnership after a Dissolution Event;
9.   Acquire or dispose of any real or personal property or interest therein in excess of Fifty Thousand Dollars ($50,000) on behalf of the Partnership;
10.    Borrow money on behalf of the Partnership or offer as security for any debt the Partnership assets, if any, not in the ordinary course of business;
11.    Sell, exchange and convey all or any of the Partnership assets;
12.    Execute on behalf of the Partnership any contract or other agreement which would obligate the Partnership to pay in excess of Fifty Thousand Dollars ($50,000); or

13.    Lease any property owned by the Partnership.
4.2    Specific Duties.
A.   JRC’s Duties. In addition to its duties as Managing Partner, JRC shall also be responsible for (i) all marketing and sales efforts; (ii) establishing and maintaining customer relationships; (iii) contract management; and (iv) coordinating job scheduling in cooperation with SPIC.
B.   SPIC’s Duties. SPIC shall be responsible for (i) exclusively supplying all solar panels or other solar materials to the Partnership for installation; (ii) the design, engineering, and installation of all solar systems for customers; and (iii) coordinating job scheduling in cooperation with JRC.
C.   Joint Duties. As a condition to the Partnership’s acceptance of a Solar Contract from any customer, JRC and SPIC must agree on the amount that SPIC, as an independent contractor, will charge the Partnership for the design, engineering, supply and installation services that SPIC will provide to the Partnership. If the Partners fail to agree on the cost of SPIC’s services related to any Solar Contract, then the Partnership shall reject the particular Solar Contract and each Partner shall thereafter be prohibited from individually performing any work for that customer, which was the subject of the rejected Solar Contract.
4.3    General Partners - Devotion of Time to Partnership.
Each Partner shall devote such time to this Partnership as may be reasonably requested by the Managing Partner in order to conduct this Partnership in an efficient and businesslike manner.
4.4    Voting Rights of General Partners.
All Partnership matters shall be decided by a majority vote with each Partner having one vote for each one (1) point of his Percentage Interest. For example, a Partner owning a twenty-five percent (25%) Percentage Interest shall have twenty-five (25) votes.
4.5    General Partners Engaging in Other Business.
Any of the Partners may engage in or possess an interest in other business ventures of every nature and description independently or with others, including, but not limited to, the acquisition of a venture similar, identical or competitive with the business of the Partnership; and neither the Partnership nor the Partners shall have any right by virtue of this Agreement or any fiduciary or other similar duty which may arise by reason of this relation or Partnership in and to such independent ventures or to the income or profits derived therefrom. Each Partner hereby waives any and all claims or actions which may heretofore have arisen, or which may hereafter arise against any other Partner as a result of engaging in transactions or activities competitive with the Partnership business.

ARTICLE V
RESTRICTIONS ON TRANSFERS OF PARTNERSHIP INTERESTS;
REMOVAL OF PARTNERS
5.1    Prohibition Against Transfer. Neither a Partner, nor his heirs, personal representatives, successors, or assigns, shall have the right, at any time, to sell, transfer, assign, or hypothecate, for consideration or gratuitously, during life or after death, all or any portion of his Partnership Interest and any such attempted sale, transfer, assignment or hypothecation shall be void and ineffectual unless the requirements of this Article V have first been satisfied.
5.2    Right of First Refusal
A.   If any Partner desires to sell, assign, transfer or hypothecate his Partnership Interest during his life, he shall first deliver a notice in writing to the Managing Partner ("Sales Notice"), stating the price, terms, and conditions of any offer received; or, if no bona fide offer has been received, the price, terms and conditions upon which he would be willing to sell his Partnership Interest to the Non-Selling Partners. The Selling Partner shall also disclose all facts relevant to the proposed sale as may be requested by the Non-Selling Partners.
B.   Within thirty (30) days after receipt of the Sales Notice, the Non-Selling Partners shall have the right to purchase all of the Partnership Interest offered by the Selling Partner as follows:
1.   In the case of a bona fide offer the purchase price and terms and conditions of the sale shall be as set forth in the Sale Notice; or
2.   In any other case the purchase price shall be the fair value (as determined in Section 5.5) of the Selling Partner's Partnership Interest as determined by agreement of the Partners within thirty (30) days after delivery of the Sales Notice, or if they fail to so agree within thirty (30) days, by binding arbitration pursuant to Section 8.1. The terms of payment shall be all cash at closing.

C.   If there is more than one Non-Selling Partner, each Non-Selling Partner shall be entitled to purchase a portion of the Selling Partner's Partnership Interest in the same proportion as his Percentage Interest bears to the Percentage Interests of all Non-Selling Partners. If one or more Non-Selling Partners decide not to purchase his proportionate share(s) of the Selling Partner's Partnership Interest, the other Non-Selling Partners may purchase their proportionate shares thereof.
D.   If Non-Selling Partners fail to purchase all, and not less than all, of the Selling Partner's Partnership Interest specified in the Sales Notice within thirty (30) days after delivery of the Sales Notice, the Selling Partner may assign his interest to anyone on the same terms and conditions stated in the Sales Notice and on no more favorable terms or conditions; provided, however, that if said interest is not assigned within one hundred (100) days after the delivery of the Sales Notice, then the transfer of the Selling Partner's Partnership Interest shall again become subject to the Non-Selling Partner's Right of First Refusal. Any person to whom a Partnership Interest is assigned pursuant to this Section 5.2.D shall be an Assignee Partner unless the Non-Selling Partners vote to make him a Substituted Partner pursuant to Section 2.2.
5.3    Death of a Partner. Upon the death of a Partner, the Partnership shall admit the deceased Partner's personal representative, heirs, or devisees as a Substituted Partner and the business of the Partnership shall continue without interruption unless the Remaining Partners elect to remove the personal representative, heir or devisee as a Partner pursuant to Section 5.4, below.
5.4    Removal of General Partner.
A.   Any Partner may be removed by a unanimous vote of the other Partners (herein "Remaining Partners"), so long as the Partnership and/or the Remaining Partners purchase the Removed Partner's Partnership Interest at fair value, as determined in accordance with Section 5.5.
B.   For purposes of Section 5.4.A, the Removed Partner shall receive from the Partnership or the Remaining Partners, as the case may be, the value of his Partnership Interest, determined by agreement between the Removed Partner and the Remaining Partners in accordance with Section 5.5, or if they cannot agree within thirty (30) days after the effective date of the removal, then by binding arbitration as provided in Section 8.1, and payment shall be made in cash no later than the sixtieth (60th) day after the valuation determination of the Removed Partner's interest by agreement or by arbitration, as the case may be.

C.   The issue of removal shall be voted on at a duly noticed Partnership meeting and shall be effective upon delivery of written notice of the removal to the Removed Partner.
D.   The Removed Partner's right to participate in Partnership affairs and profits and losses shall be terminated on the effective date of the removal even though payment of the purchase price will be delayed until the value of the Removed Partner's Partnership Interest is determined. If the Remaining Partners fail to pay the purchase price within the time periods herein set forth, the Removed Partner's sole remedy will be to sue for breach of contract and he shall not be entitled to rescind the removal.
E.   In the event a Partner is removed for materially breaching this Agreement, the Remaining Partners may withhold up to twenty percent (20%) of the purchase price by depositing it in a blocked account provided the Remaining Partners simultaneously institute and diligently prosecute a clause for damages against the Removed Partner. The funds in any such blocked account shall be disbursed only upon a judgment or settlement between the Removed Partner and the Remaining Partners.
5.5    Valuation of Interest. Except as otherwise provided, the value of a Partner's interest in the Partnership for purposes of this Agreement shall be the sum of the following items as of the date the value is to be determined after the accounting records have been closed under the Partnership's accounting practices, consistently applied:
A.   The credit balance in the Partner's capital account;
B.   The credit or debit balance in the Partner's drawing account;
C.   The amount of any debt owed to the Partner by the Partnership;
D.   The Partner's proportionate share of the Partnership's net profit for the current fiscal year to the date as of which the computation is made and not yet reflected in the Partner's capital or drawing account; or, if the Partnership operations for that period show a loss, the Partner's proportionate share of any such loss shall be deducted; and
E.   Any other sums due the Partner from the Partnership; but
F.   Less any debt owed by the Partner to the Partnership.
5.6    Payment of Purchase Price. Except as otherwise provided, whenever the Partnership is obligated or, having the right to do so, chooses to purchase a Partner's interest, it shall pay for the interest in cash within ninety (90) days after the date on which the Partnership's obligation to pay has become fixed.

5.7    Partnership Assumption of Liabilities. Except as otherwise provided, the continuing Partnership shall pay, as they mature, all Partnership obligations and liabilities that exist on the effective date of termination and shall save the terminating Partner harmless from any action or claim arising or alleged to arise from those obligations or from liabilities accruing after that date.
5.8    Covenant Against Dissolution. Except as provided herein, no Partner shall have the right to voluntarily dissolve this Partnership unless all Partners agree thereto. Any Partner who desires to withdraw from the Partnership shall follow the procedure set forth in this Article V.

ARTICLE VI
DISSOLUTION OF THE PARTNERSHIP
6.1    Dissolution and Winding Up. The Partnership shall be dissolved and its affairs shall be wound up upon the expiration of the term provided in Section 1.5, or upon the occurrence of any of the events specified in Sections 6.2 through 6.5, whichever is the first to occur.
6.2    Dissolution Upon Consent. The Partnership shall be dissolved upon any date specified in any consent to dissolution signed by all of the Partners.
6.3    Dissolution Pursuant to California Corporations Code Section 15031(3) and 15031(5). The Partnership shall dissolve, its assets sold, and its affairs shall be wound up upon occurrence of the events set forth in California Corporations Code Section 15031(5) unless the other Partners unanimously vote to continue the Partnership, and purchase the interest of the "Bankrupt Partner." The Bankrupt Partner shall be treated as serving a Sales Notice (other than in connection with a bona fide offer) upon the Non-Selling Partners as provided in Section 5.2 upon filing of a petition for bankruptcy or reorganization and the Bankrupt Partner shall thereupon become a Selling Partner. The Non-Selling Partners shall have the right to purchase the Selling Partner's Percentage Interest as provided in Section 5.2. The Partnership shall dissolve, the assets sold and its affairs wound up upon the occurrence of any event described in California Corporations Code Section 15031(3).

6.4    Dissolution Upon Sale or Disposition. The Partnership shall be dissolved and its affairs shall be wound up when all of its assets have been disposed of or sold.
6.5    Dissolution Upon Judicial Decree. The Partnership shall be dissolved and its affairs shall be wound up when required by a decree of judicial dissolution.
6.6    Responsibility for Winding Up. Upon dissolution of the Partnership, the affairs of the Partnership shall be wound up by the Managing Partner, or if he has wrongfully caused the dissolution, then by those Partners who have not wrongfully caused the dissolution.
6.7    Liquidation and Distribution. The person or persons responsible for winding up the affairs of the Partnership pursuant to Section 6.6 shall take full account of the Partnership assets and liabilities, shall liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds in the following order:
A.   To creditors of the Partnership other than Partners; and
B.   To the Partners as creditors.
C.   To the Partners in accordance with their capital accounts.
6.8    Negative Capital Accounts. If after all the assets of the Partnership have been sold, any Partner has a negative capital account, that Partners shall pay to the Partnership in cash within ninety (90) days thereafter, an amount equal to the negative balance in his capital account. The amount so repaid shall be distributed among the Partners who have positive balances in their capital accounts. If any Partners fail to contribute an amount equal to the negative balance in his capital account within ninety (90) days, the amount due to the Partnership shall accrue interest from date first due at the maximum rate chargeable under California Law and the interest shall continue to accrue on the outstanding balance due until the negative balance is paid in full. All interest so accruing shall be distributed to the Partners with positive capital account balances in proportion thereto.
6.9    Filing Certificate of Dissolution. Upon dissolution of the Partnership, the General Partners shall execute, publish and record a Notice of Dissolution, as required by law, and shall revoke any Fictitious Business Name Statements previously filed and published by the Joint Venture.
ARTICLE VII
PARTNERSHIP MEETINGS
7.1    Call and Place of Meetings. Meetings of the Partners at the principal executive office of the Partnership may be called pursuant to the written request of any Partner.

7.2    Notice of Meeting. Immediately upon receipt of a written request stating that one (1) or more Partners request a meeting on a specific date (which date shall not be less than two (2) nor more than ten (10) days after the receipt of the request by the Managing Partner), the Managing Partner shall immediately give notice to all Partners entitled to vote, as determined in accordance with Section 4.3 of this Agreement. Valid notice may not be given less than two (2) nor more than thirty (30) days prior to the date of the meeting, and shall state the location, date, and hour of the meeting and the general nature of the business to be transacted. No business other than the business stated in the notice of the meeting may be transacted at the meeting. Notice shall be given by mail, addressed to each Partner entitled to vote at the meeting at the address appearing in the books of the Partnership for that Partner.
7.3    Quorum. At any duly held or called meeting of Partners, the presence of the General Partners holding at least seventy-five percent (75%) of the voting power shall be required in order to constitute a quorum. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken, other than adjournment, is approved by the requisite votes.
7.4    Adjournment of Meetings. A Partnership meeting at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting. If a quorum is not present at an original meeting, that meeting may be adjourned by a vote of the majority of the interests represented either in person or by proxy. Notice of the adjourned meeting need not be given to Partners entitled to notice if the time and location thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each Partner of record entitled to vote at the adjourned meeting.
7.5    Meetings Not Duly Called, Noticed, or Held. The transactions consummated at any meeting of Partners, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting.

7.6    Waiver of Notice. Attendance of a Partner at a meeting shall constitute a waiver of notice, except when that Partner objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included if the objection is expressly made at the meeting. Any Partner approval at a meeting shall be valid only if the general nature of the proposal is stated in any written waiver of notice.
7.7    Consent to Action Without Meeting. Any action that may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Partners entitled to vote thereon were present and voted. In the event that any Partner requests a meeting for the purpose of discussing or voting on the matter so noticed, notice of a meeting shall be given pursuant to Section 7.2 and no action shall be taken until the meeting is held. Unless delayed by a request for and the conduct of a meeting, any action taken without a meeting shall be effective three (3) days after the required minimum number of voters have signed consents to action without a meeting; however, the action shall be effective immediately if all Partners sign consents to action without a meeting.
7.8    Proxies.
A.   Every Partner entitled to vote may authorize another person or persons to act by proxy with respect to that Partner's interest in the Partnership.
B.   Any proxy purporting to have been executed in accordance with this Section 7.8 shall be presumptively valid.
C.   No proxy shall be valid after the expiration of three (3) months from the date thereof unless otherwise provided in the proxy. Subject to Sections 7.8.F and 7.8.G, every proxy continues in full force and effect until revoked by the person executing it. The dates contained on the proxy forms presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.
D.   Except as provided in Section 7.8.F, a proxy is not revoked by the death or incapacity of the person executing it, unless, before the vote is counted, written notice of the death or incapacity of the maker is received by the Partnership.

E.   Revocation of a proxy is effective by a writing delivered to the Partnership stating that the proxy is revoked or by a subsequent proxy executed by the Partner who executed the proxy or, as to any meeting, by the attendance and exercise of the right to vote at that meeting by the Partner who executed the proxy.
F.   A proxy that states that it is irrevocable is irrevocable for the period specified therein when it is held by any creditor or creditors of the Partnership or the Partner who extended or continued credit to the Partnership or the Partner in consideration of the proxy if the proxy states that it was given in consideration thereof and the name of the person extending or continuing credit. Notwithstanding Section 7.8.D, a proxy may be made irrevocable if it is given to secure the performance of a duty or to protect a title, either legal or equitable, until the happening of events which, by its terms, discharge the obligations secured by it.
G.   Notwithstanding the period of irrevocability specified in a proxy executed pursuant to the provisions of Section 7.8.F, such a proxy becomes revocable when the debt of the Partnership or Partner is paid.
H.   A proxy may be revoked, notwithstanding a provision making it irrevocable, by the assignment of the interest in the Partnership of the Partner who executed the proxy to an Assignee without knowledge of the existence of the proxy and the admission of that Assignee to the Partnership as a Partner.
I.    The Managing Partner may, in advance of any Partnership meeting, prescribe additional regulations concerning the manner of execution and filing of proxies and their valuation.

ARTICLE VIII
MISCELLANEOUS CLAUSES AND REPRESENTATIONS
8.1    Arbitration; Valuation of Interest. If a dispute arises between the parties hereto or their heirs, personal representatives, successors or assigns concerning the value of a Partnership interest, such dispute shall be submitted to arbitration in the following manner:
A.   If the Buyer (which may consist of more than one Partner) and Seller can agree on an arbitrator, then such arbitrator shall resolve the dispute.

B.   If the Buyer and Seller cannot agree upon one arbitrator, then each party shall select one arbitrator and the two arbitrators so selected shall select a third.
C.   The written decision of the single arbitrator or a majority of said arbitrators, as the case may be, shall constitute the arbitration award, and all parties to such arbitration agree to be bound thereby. The Buyer shall pay one-half (1/2) and the Seller shall pay one-half (1/2) of all costs of arbitration.
D.   Arbitrators so selected shall not be related to any party to this Agreement within the third degree as defined by the laws of the State of California.
E.   Such arbitrators shall have one or more of the following qualifications: (i) Attorney at Law admitted to practice in California; or (ii) licensed Public Accountant or Certified Public Accountant.
F.   All arbitration proceedings shall be completed within sixty (60) days after commencement.
G.   The arbitration shall be conducted in accordance with the procedures set forth in the California Code of Civil Procedures commencing with Section 1280, et seq. In addition, the arbitrators may adopt such additional rules and procedures as they may deem fair and reasonable under the circumstances and all such rules and procedures shall be binding upon the Buyer and Seller without limited the generality of the foregoing the arbitrators may require one or more appraisals of the Property.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

We have read and understand the foregoing and agree to submit disputes arising out of the matters included in the ‘Arbitration of Disputes’ provision to neutral arbitration.

____________	____________
JRC	SPIC

8.2    DISPUTE RESOLUTION. EXCEPT AS OTHERWISE PROVIDED IN SECTION 8.1, ANY CONTROVERSY, CLAIM, ACTION OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD BY A REFERENCE PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1, INCLUSIVE, ACCORDING TO THE FOLLOWING PROCEDURES:
A.   THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL THEN TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT THEREON. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN ANY PARTY MAY THEREAFTER SEEK TO HAVE A REFEREE APPOINTED PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640;
B.   THE PARTIES AGREE THAT THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS/HER DECISION THEREON, AND TO ISSUE ALL LEGAL AND EQUITABLE RELIEF APPROPRIATE UNDER THE CIRCUMSTANCES OF THE CONTROVERSY BEFORE HIM/HER; PROVIDED, HOWEVER, THAT TO THE EXTENT THE REFEREE IS UNABLE TO ISSUE AND/OR ENFORCE ANY SUCH LEGAL AND EQUITABLE RELIEF, EITHER PARTY MAY PETITION THE COURT TO ISSUE AND/OR ENFORCE SUCH RELIEF ON THE BASIS OF THE REFEREE'S DECISION;
C.   THE CALIFORNIA EVIDENCE CODE RULES OF EVIDENCE AND PROCEDURE RELATING TO THE CONDUCT OF THE HEARING, EXAMINATION OF WITNESSES AND PRESENTATION OF EVIDENCE SHALL APPLY;
D.   ANY PARTY DESIRING A STENOGRAPHIC RECORD OF THE HEARING MAY SECURE A COURT REPORTER TO ATTEND THE HEARING; PROVIDED, THE REQUESTING PARTY NOTIFIES THE OTHER PARTIES OF THE REQUEST AND PAYS FOR THE COSTS INCURRED BY THE COURT REPORTER;

E.   THE REFEREE SHALL ISSUE A WRITTEN STATEMENT OF DECISION WHICH SHALL BE REPORTED TO THE COURT IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 643 AND MAILED PROMPTLY TO THE PARTIES;
F.   JUDGMENT MAY BE ENTERED ON THE DECISION OF THE REFEREE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 644, AND THE DECISION MAY BE EXCEPTED TO, CHALLENGED AND APPEALED ACCORDING TO LAW;
G.   THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS HEREOF; AND
H.   THE COST OF SUCH PROCEEDING, INCLUDING BUT NOT LIMITED TO THE REFEREE'S FEES, SHALL INITIALLY BE BORNE EQUALLY BY THE PARTIES TO THE DISPUTE OR CONTROVERSY. HOWEVER, THE PREVAILING PARTY IN SUCH PROCEEDING SHALL BE ENTITLED, IN ADDITION TO ALL OTHER COSTS, TO RECOVER ITS CONTRIBUTION FOR THE COST OF THE REFERENCE AND ITS REASONABLE ATTORNEYS' FEES AS ITEMS OF RECOVERABLE COSTS.
8.3    Amendments. This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by each person who is then a Partner.
8.4    Indemnification. Except for those claims arising out of James R. Conkey’s willful and grossly negligent acts or omissions, to the fullest extent permitted by law, the Partnership shall, indemnify, defend (with counsel satisfactory to James R. Conkey), protect, and save and hold James R. Conkey and its employees, agents, successors and assigns, and the respective heirs, personal representatives, successors and assigns of each of the foregoing, and each of them (the foregoing persons being collectively referred to, individually, as an “Indemnitee Party,” and, collectively, as the “Indemnitee Parties”), harmless of, from and against any and all claims, liabilities, obligations, damages, recoveries, losses, demands, actions, causes of action, liens, penalties, costs and expenses, including, without limitation, attorneys’ fees and costs, of any kind whatsoever, at law or in equity, known or unknown, matured or unmatured, arising from or relating to work done by or for the Partnership under the James R. Conkey’s Contractor’s License, including, without limitation, any claims asserted against James R. Conkey and/or the Contractor’s License while and for so long as JRC is a Partner of the Partnership (collectively, “Claims”), and any and all costs and expenses including, without limitation, all court costs and arbitration costs and all reasonable attorneys’ fees suffered or incurred by any Indemnitee Party in connection with any of the foregoing Claims.

8.5    Notices. This Agreement shall be directed to the parties at the addresses hereinbefore or hereinafter set forth opposite their respective names, or at such other places as the Partnership shall be so notified, in writing, by the Partners; and to the Partnership, at its principal office, by registered or certified mail. All notices so given shall be deemed delivered three (3) days after the postmark date. In lieu of the foregoing all Notices may be personally served in the same manner as service is perfected in the event of serving a complaint filed in a Superior Court for the State of California. The date of personal service shall be the date of delivery.
8.6    Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of California.
8.7    Binding on Heirs and Successors. Subject to the restrictions against assignment as herein contained, this Agreement shall inure to the benefit of and shall be binding upon the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.
8.8    Counterparts. This Agreement may be exercised in several counterparts and all so executed shall constitute one agreement which shall be binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
8.9    Attorneys' Fees. Should any litigation or arbitration be commenced between the parties hereto concerning this Agreement, or the rights and duties of the Partners in relation thereto, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his attorneys' fees in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

8.10     Coordination with Uniform Partnership Act. To the extent any subject is addressed in this Agreement, it shall override the provisions of the Uniform Partnership Act unless otherwise provided by law.
8.11     Section 754 Election. All Partners shall execute a consent to the election under Internal Revenue Code Section 754 and its State counterpart on request of the Managing Partner.

EXECUTED on _______________, 2007, at __________, California.

GENERAL PARTNERS:

J.R. CONKEY & ASSOCIATES, INC.,
a California corporation

By:	_____________________________________
JAMES R. CONKEY
Its:	_____________________________________

SOLAR POWER INTEGRATORS,
COMMERCIAL, INC., a California corporation

By:	_____________________________________
_____________________________________
Its:	_____________________________________